Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports First Quarter 2018 Financial Results

– Total Revenues Increased 10.4% –

WINTER PARK, Fla.—(BUSINESS WIRE)—May 4, 2018—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended April 1, 2018.

Highlights for the first quarter of 2018 were as follows:

•	Restaurant sales in the first quarter of 2018 increased 11.0% to $110.4 million compared to $99.5 million in the first quarter of 2017.
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The Company reported net income of $13.6 million, or $0.45 per diluted share, in the first quarter of 2018, compared to net income of $11.0 million, or $0.35 per diluted share, in the first quarter of 2017.

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Income from continuing operations in the first quarter of 2018 was $13.6 million, or $0.45 per diluted share, compared to income from continuing operations of $11.1 million, or $0.35 per diluted share, in the first quarter of 2017.

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Net income in the first quarter of 2018 included a $0.4 million income tax benefit, while net income in the first quarter of 2017 included a $0.2 million income tax benefit, both related to the impact of discrete income tax items.

•	Net income in the first quarter of 2018 also included $0.5 million in deal-related expenses associated with the acquisition of our Hawaiian franchisee.
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Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.45 in the first quarter of 2018, compared to $0.35 in the first quarter of 2017.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “I am very pleased with our first quarter results and a solid start to 2018. Our total revenues increased by 10%, and were lifted by positive comparable sales, despite the challenges of increased winter weather.  Our newly acquired Hawaiian restaurants also started the year strong, achieving or beating our expectations while growing sales and profits year over year.”

Review of First Quarter 2018 Operating Results

Total revenues in the first quarter of 2018 were $116.5 million, an increase of 10.4% compared to $105.5 million in the first quarter of 2017.

Company-owned Sales

•	Company-owned comparable restaurant sales decreased 1.1% on a fiscal year basis.
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The 53rd week of 2017 made a particularly strong contribution to the Company’s earnings as it contained both Christmas Day and New Year’s Eve.  As a result, the first quarter fiscal comparison began the year approximately $3 million lower than 2017 and impacted comparable sales in the first quarter by approximately 300 basis points.

o	The calendar shift of Easter from the second quarter of 2017 into the first quarter of 2018 positively impacted first quarter 2018 comparable restaurant sales by approximately 70 basis points.
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Adjusting for the timing of the 53rd week of 2017 and measuring performance on a comparable calendar basis, Company-owned comparable restaurant sales increased 1.1%, which consisted of a traffic increase of 0.1%, as measured by entrees, and an average check increase of 1.0%.

•	Fiscal average unit weekly sales were $110.3 thousand in the first quarter of 2018, compared to $111.1 thousand in the first quarter of 2017.
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77 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2018, compared to 70 Ruth’s Chris Steak House restaurants at the end of the first quarter of 2017.  Total operating weeks for the first quarter of 2018 increased to 1,001 from 895 in the first quarter of 2017.

Franchise Income

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Franchise income in the first quarter of 2018 was $4.4 million, an increase of 0.6% compared to $4.4 million in the first quarter of 2017.  The increase in franchise income was driven by the impact of the new revenue recognition standard, partially offset by the acquisition of the Hawaii restaurant locations and a 0.8% decrease in comparable franchise restaurant sales.

•	74 franchisee-owned restaurants were open at the end of the first quarter of 2018 compared to 81 at the end of the first quarter of 2017.

Operating Expenses

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Food and beverage costs, as a percentage of restaurant sales, decreased 28 basis points to 28.5%, primarily driven by an increase in average check of 1.0%, offset partially by a 2.4% increase in total beef costs.

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Restaurant operating expenses, as a percentage of restaurant sales, increased 113 basis points to 46.8%.  The increase in restaurant operating expenses as a percentage of restaurant sales was primarily due to an increase in occupancy related expenses.

•	General and administrative expenses, as a percentage of total revenues, were unchanged year-over-year at 7.7%.
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Marketing and advertising costs, as a percentage of total revenues, increased 67 basis points. The increase in marketing and advertising costs in the first quarter of fiscal year 2018 was primarily attributable to a planned increase in advertising spending, in addition to the reclassification of certain administrative support costs that have been historically charged to general and administrative costs.

•	Pre-opening costs were $0.1 million compared to $1.2 million in the first quarter of 2017, driven by the timing of new restaurant openings.
•	Income tax expenses declined from $5.0 million in the first quarter of 2017 to $2.4 million largely as a result of the enactment of the Tax Cuts and Jobs Act (H.R. 1).

Development Update

The Company expects to open a new restaurant in Jersey City, NJ in the third quarter of 2018.  The Company recently announced a new restaurant opening under a management agreement in Reno, NV in partnership with El Dorado Resorts.  This restaurant is scheduled to open late in the fourth quarter of 2018.  Additionally, the Company has signed a new lease for a Company-owned restaurant in Paramus, NJ, expected to open in the first half of 2019.

Franchise partners expect to open two new restaurants in 2018.  The first in Fort Wayne, IN will open next week on May 7th, and another in Markham, Ontario is expected to open in the fourth quarter. Our franchise partner in Ridgeland, MS closed its restaurant during the first quarter of 2018. Also during the first quarter, the

Company terminated the franchise agreement of one of the international franchisee-owned Ruth’s Chris Steak House restaurants.

Share Repurchase and Debt

The Company did not repurchase any shares during the first quarter of 2018.  At the end of the quarter, the Company had approximately $50.7 million remaining under its share repurchase authorization.

During the quarter, the Company repaid $7 million in debt under its senior credit facility.  At the end of the first quarter of 2018, the Company had $43 million in debt outstanding under that facility, with an additional $43 million of availability.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.11 per share.  The dividend will be paid on June 7, 2018 to shareholders of record as of the close of business on May 24, 2018, and represents a 22% increase from the quarterly cash dividend paid in May of 2017.

Accounting Policy and Standard Changes

The Company has adopted ASU number 2014-09, which is generally referred to as the new revenue recognition standard.  The new standard, which became effective for the Company beginning in the first quarter of 2018, now requires that advertising contributions received from franchised restaurants be recognized as franchise income.  In 2017, these contributions were credited against marketing expenses.  The impact of this standard change will increase franchise income in 2018 by approximately $1.5 million, and increase marketing and advertising expense by a similar amount.  Beginning in 2018, the Company now recognizes initial franchise fees ratably over the franchise agreement term compared to the previous practice of recognizing the fees upon completion of all material obligations, which generally occurred upon the opening of the restaurant.  The overall impact of the change to the recognition of initial franchise fees is expected to be immaterial to the Company’s net results.

The Company has moved certain marketing support costs that have been historically allocated to general and administrative expenses into the marketing line.  The net impact of this reclassification is neutral, but will increase marketing and advertising expenses and decrease general and administrative expenses by a similar amount.

Also in 2018, the Company made a change to its policy on comparable restaurants.  The previous approach required that a new restaurant be placed into the comp base during the first quarter after the restaurant was open for 15 months and this was measured quarterly.  The Company has now shifted to an 18 month period and will now measure annually.  This means that a restaurant will enter the comp group in the first quarter of the year if it has been open for 18 months.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is reaffirming its full year 2018 outlook based on a 52 week year ending December 30, 2018, as follows:

•	Food and beverage costs of 29.0% to 31.0% of restaurant sales

•	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
•	Marketing and advertising costs of 3.8% to 4.0% of total revenue
•	General and administrative expenses of $32 million to $34 million
•	Effective tax rate of 19% to 21%
•	Capital expenditures of $29 million to $31 million
•	Fully diluted shares outstanding of 30.5 million to 31.0 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss first quarter 2018 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Michael P. O'Donnell, Chairman and Chief Executive Officer, Arne G. Haak, Executive Vice President and Chief Financial Officer and Cheryl Henry, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 323-794-2551. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 4824625. The replay will be available until Friday, May 11, 2018. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook, capital expenditures, our effective tax rate and the expected impact and timing of integration of the Hawaii franchisee also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; the impact of recent tax legislation and accounting policy changes; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of the Company’s goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; unanticipated costs associated with the Hawaii franchisee acquisition; and the Company’s inability to successfully integrate the Hawaii franchisee restaurants into its operations. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	April 1,	March 26,
	2018	2017

Revenues:
Restaurant sales	$110,364	$99,455
Franchise income	4,417	4,390
Other operating income	1,745	1,693
Total revenues	116,526	105,538
Costs and expenses:
Food and beverage costs	31,405	28,579
Restaurant operating expenses	51,679	45,447
Marketing and advertising	3,477	2,446
General and administrative costs	8,976	8,137
Depreciation and amortization expenses	4,461	3,505
Pre-opening costs	140	1,179
Total costs and expenses	100,138	89,293
Operating income	16,388	16,245
Other income (expense):
Interest expense, net	(380)	(179)
Other	12	24
Income from continuing operations before income tax expense	16,020	16,090
Income tax expense	2,384	5,005
Income from continuing operations	13,636	11,085
Income (loss) from discontinued operations, net of income taxes	10	(37)
Net income	$13,646	$11,048
Basic earnings per common share:
Continuing operations	$0.46	$0.36
Discontinued operations	-	-
Basic earnings per share	$0.46	$0.36
Diluted earnings per common share:
Continuing operations	$0.45	$0.35
Discontinued operations	-	-
Diluted earnings per share	$0.45	$0.35
Shares used in computing net income per common share:
Basic	29,689,870	30,575,224
Diluted	30,384,180	31,253,186
Dividends declared per common share	$0.11	$0.09

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations and restaurant closing costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business, and we exclude the impact of acquisition related costs, the results from discontinued operations and certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

	13 Weeks Ended
	April 1,	March 26,
	2018	2017
GAAP Net income	$13,646	$11,048
GAAP Income tax expense	2,384	5,005
GAAP (Income) loss from discontinued operations	(10)	37
GAAP Income from continuing operations before income tax expense	16,020	16,090
Adjustments:
Hawaii acquisition costs	452	-
Adjusted net income from continuing operations before income taxes	16,472	16,090
Adjusted income tax expense (1)	(2,492)	(5,005)
Impact of excluding certain discrete income tax items	(358)	(247)
Non-GAAP net income	$13,622	$10,838

GAAP diluted earnings per common share	$0.45	$0.35

Non-GAAP diluted earnings per common share	$0.45	$0.35

Weighted-average number of common shares outstanding - diluted	30,384,180	31,253,186

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.